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                               FDP Series, Inc.
                               ----------------
                       FDP BlackRock CoreAlpha Bond Fund
                                 (the "Fund")

77D(g)

Policies with respect to security investments

On December 14, 2016, the Board of Directors (the "Board") of FDP Series, Inc. approved certain changes to the Fund. In particular, the Board approved a change in the name of the Fund to "FDP BlackRock CoreAlpha Bond Fund" and certain changes to the Fund's investment objective, strategies and process. The Board also approved the termination of the Fund's sub-advisory agreement with Franklin Advisers, Inc. In addition, Fund management has determined to make certain changes to the Fund's portfolio management team. Fund management has also determined to contractually waive a portion of the investment management fee payable by the Fund to BlackRock Advisors, LLC, the Fund's investment adviser. All of these changes are expected to became effective on March 10, 2017.

EFFECTIVE MARCH 10, 2017, THE FOLLOWING CHANGES WERE MADE TO THE FUND'S SUMMARY PROSPECTUS AND PROSPECTUS, AS APPLICABLE:

CHANGE IN THE FUND'S NAME

FDP BlackRock Franklin Templeton Total Return Fund is renamed FDP BlackRock CoreAlpha Bond Fund. All references to "FDP BlackRock Franklin Templeton Total Return Fund" or the "Franklin Templeton Fund" in the Summary Prospectus and Prospectus are hereby replaced with "FDP BlackRock CoreAlpha Bond Fund" or the "CoreAlpha Fund," respectively.

CHANGE IN THE FUND'S INVESTMENT OBJECTIVE

THE SECTION OF THE SUMMARY PROSPECTUS ENTITLED "KEY FACTS ABOUT FDP BLACKROCK FRANKLIN TEMPLETON TOTAL RETURN FUND -- INVESTMENT OBJECTIVE" AND THE SECTION OF THE PROSPECTUS ENTITLED "FUND OVERVIEW -- KEY FACTS ABOUT FDP BLACKROCK FRANKLIN TEMPLETON TOTAL RETURN FUND -- INVESTMENT OBJECTIVE" WERE DELETED IN THEIR ENTIRETY AND REPLACED WITH THE FOLLOWING:

INVESTMENT OBJECTIVE

The investment objective of the FDP BlackRock CoreAlpha Bond Fund (the "CoreAlpha Fund" or the "Fund") is to seek to provide a combination of income and capital growth.

CHANGE IN THE FUND'S INVESTMENT STRATEGIES AND RISKS

THE SECTION OF THE SUMMARY PROSPECTUS ENTITLED "KEY FACTS ABOUT FDP BLACKROCK FRANKLIN TEMPLETON TOTAL RETURN FUND -- PRINCIPAL INVESTMENT STRATEGIES OF THE FUND" AND THE SECTION OF THE PROSPECTUS ENTITLED "FUND OVERVIEW -- KEY FACTS ABOUT FDP BLACKROCK FRANKLIN TEMPLETON TOTAL RETURN FUND -- PRINCIPAL INVESTMENT STRATEGIES OF THE FUND" WERE DELETED IN THEIR ENTIRETY AND REPLACED WITH THE FOLLOWING:

PRINCIPAL INVESTMENT STRATEGIES OF THE FUND

The Fund invests, under normal circumstances, at least 80% of its assets in bonds and futures and other instruments that have economic characteristics similar to bonds. For the purposes of this strategy, "bonds" include the following: obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities; mortgage-backed securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities, including U.S. agency mortgage pass-through securities; commercial mortgage-backed securities; debt obligations of U.S. issuers;

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municipal securities; asset-backed securities; and U.S.-registered dollar-denominated debt obligations of foreign issuers. The Fund may invest in bonds issued by companies located in countries other than the United States, including companies in emerging markets. These securities may have all types of interest rate payment and reset terms, including fixed rate, adjustable rate, floating rate, zero coupon, contingent, deferred, payment in kind and auction rate features. The Fund seeks to invest a substantial portion of its assets in U.S.-registered, dollar-denominated bonds. The Fund may invest up to 20% of its assets in securities rated below investment grade ("high yield" or "junk" bonds). The Fund may invest in bonds of any maturity or duration.

The Fund may invest a significant portion of its assets in U.S. agency mortgage pass-through securities, which are securities issued by entities such as the Government National Mortgage Association and the Federal National Mortgage Association that are backed by pools of mortgages. Most transactions in mortgage pass-through securities occur through standardized contracts for future delivery in which the exact mortgage-backed securities to be delivered are not specified until a few days prior to settlement. The Fund expects to enter into such contracts on a regular basis.

The Fund may use derivatives, such as futures contracts, options and various other instruments. The Fund may also invest in derivatives based on foreign currencies. In addition, the Fund may use derivatives and short sales to enhance returns as part of an overall investment strategy or to offset a potential decline in the value of other holdings (commonly referred to as a "hedge"), although the Fund is not required to hedge and may choose not to do so.

BlackRock and the Fund have obtained an exemptive order from the Securities and Exchange Commission (the "SEC") that permits BlackRock, with respect to the Fund, to appoint and replace sub-advisers, and enter into, amend and terminate sub-advisory agreements with sub-advisers, subject to Board approval but without shareholder approval (the "Manager of Managers Structure"). The use of the Manager of Managers Structure with respect to the Fund is subject to certain conditions set forth in the SEC exemptive order.

THE SECTION OF THE PROSPECTUS ENTITLED "DETAILS ABOUT THE FUNDS -- HOW EACH FUND INVESTS -- FDP BLACKROCK FRANKLIN TEMPLETON TOTAL RETURN FUND" WAS DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

FDP BLACKROCK COREALPHA BOND FUND

INVESTMENT OBJECTIVE

The Fund seeks to provide a combination of income and capital growth. The Fund's investment objective is a non-fundamental policy of the Fund and may not be changed without prior notice to shareholders.

INVESTMENT PROCESS

BlackRock, the Fund's investment adviser, invests the Fund's assets using a systematic method that relies on proprietary quantitative models to allocate the Fund's assets among various bond sectors by evaluating each sector's relative value and risk-adjusted return. BlackRock also uses its models to allocate the Fund's assets among bonds of different maturities based on yield characteristics and expectations. Specific investment selection decisions are made on the basis of evaluations of relative value, credit quality and other factors.

PRINCIPAL INVESTMENT STRATEGIES

The Fund invests, under normal circumstances, at least 80% of its assets in bonds and futures and other instruments that have economic characteristics similar to bonds. For the purposes of this strategy, "bonds" include the following: obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities; mortgage-backed securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities, including U.S. agency mortgage pass-through securities; commercial mortgage-backed securities; debt obligations of U.S. issuers; municipal securities; asset-backed securities; and U.S.-registered dollar-denominated debt obligations of foreign issuers. The Fund may invest in bonds issued by companies located in countries other than the United States, including companies in emerging markets. These securities may have all types of interest rate payment and reset terms, including fixed rate, adjustable rate, floating rate, zero coupon, contingent, deferred, payment in kind and

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auction rate features. The Fund seeks to invest a substantial portion of its assets in U.S.-registered, dollar-denominated bonds. The Fund may invest in bonds of any maturity or duration.

The Fund may invest a significant portion of its assets in U.S. agency mortgage pass-through securities, which are securities issued by entities such as the Government National Mortgage Association ("Ginnie Mae") and the Federal National Mortgage Association that are backed by pools of mortgages. Most transactions in mortgage pass-through securities occur through standardized contracts for future delivery in which the exact mortgage-backed securities to be delivered are not specified until a few days prior to settlement. The Fund expects to enter into such contracts on a regular basis.

Although the Fund normally invests primarily in investment grade securities, it may invest up to 20% of its assets in securities rated below investment grade or which, if unrated, are deemed to be of comparable quality by BlackRock ("high yield" or "junk" bonds) at the time of purchase.

The Fund may use derivatives, such as futures contracts, options (including, but not limited to, options on swaps) and various other instruments (including, but not limited to, interest rate, total return, credit default and credit default index swaps (which can be used to transfer the credit risk of a security without actually transferring ownership of the security or to customize exposure to a particular credit risk), credit-linked notes, and indexed and inverse floating-rate securities. The Fund may use derivatives, for example, in managing short-term liquidity, as substitutes for comparable positions in underlying securities, in managing duration and/or to position the portfolio for anticipated changes in markets. The Fund may also invest in derivatives based on foreign currencies. In addition, the Fund may use derivatives and short sales, which are transactions in which the Fund sells securities borrowed from others with the expectation that the price of the security will fall before the Fund must purchase the security to return it to the lender, to enhance returns as part of an overall investment strategy or to offset a potential decline in the value of other holdings (commonly referred to as a "hedge"), although the Fund is not required to hedge and may choose not to do so.

THE SECTION OF THE PROSPECTUS ENTITLED "DETAILS ABOUT THE FUNDS -- HOW EACH FUND INVESTS -- FRANKLIN TEMPLETON FUND OTHER STRATEGIES" WAS DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING:

COREALPHA FUND OTHER STRATEGIES

In addition to the principal strategies discussed above, the Fund may also invest or engage in the following investments/strategies:

CONVERTIBLE SECURITIES -- The Fund may invest in convertible securities. Convertible securities generally are debt securities or preferred stock that may be converted into common stock. Convertible securities typically pay current income as either interest (debt security convertibles) or dividends (preferred stock). A convertible security's value usually reflects both the stream of current income payments and the market value of the underlying common stock.

EQUITY SECURITIES -- The Fund can invest in all types of equity securities, including common stock, preferred stock, warrants and stock purchase rights of companies of any market capitalization.

ILLIQUID/RESTRICTED SECURITIES -- The Fund may invest up to 15% of its net assets in illiquid securities that it cannot sell within seven days at approximately current value. The Fund may also invest in restricted securities, which are securities that cannot be offered for public resale unless registered under the applicable securities laws or that have a contractual restriction that prohibits or limits their resale (I.E., Rule 144A securities). They may include private placement securities that have not been registered under the applicable securities laws. Restricted securities may not be listed on an exchange and may have no active trading market and therefore may be considered to be illiquid. Rule 144A securities are restricted securities that can be resold to qualified institutional buyers but not to the general public and may be considered to be liquid securities.

INDEXED AND INVERSE SECURITIES -- The Fund may invest in securities that provide a return based on fluctuations in a stock or other financial index. For example, the Fund may invest in a security that increases in value with the price of a particular securities index. In some cases, the return of the security may be inversely related to the price of the

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index. This means that the value of the security will rise as the price of the index falls and vice versa. Although these types of securities can make it easier for the Fund to access certain markets or hedge risks of other assets held by the Fund, these securities are subject to the risks related to the underlying index or other assets.

INVESTMENT COMPANIES -- The Fund has the ability to invest in other investment companies, such as exchange-traded funds, unit investment trusts, and open-end and closed-end funds. The Fund may invest in affiliated investment companies including affiliated money market funds and affiliated exchange-traded funds.

REPURCHASE AGREEMENTS -- The Fund may enter into certain types of repurchase agreements. Under a repurchase agreement, the seller agrees to repurchase a security at a mutually agreed-upon time and price.

SECURITIES LENDING -- The Fund may lend securities with a value up to 33 1/3% of its total assets to financial institutions that provide cash or securities issued or guaranteed by the U.S. Government as collateral.

SHORT-TERM SECURITIES OR INSTRUMENTS -- The Fund can invest in high quality short-term U.S. dollar or non-U.S. dollar denominated fixed-income securities or other instruments, such as U.S. or foreign government securities, commercial paper and money market instruments issued by U.S. or foreign commercial banks or depository institutions.

TEMPORARY DEFENSIVE STRATEGIES -- Under unusual market or economic conditions, the Fund may, for temporary defensive purposes, invest up to 100% of its net assets in U.S. Government securities, certificates of deposit, bankers' acceptances, commercial paper rated in the highest rating category by a recognized rating service, money market funds, cash or other high quality fixed-income securities that are consistent with the Fund's objectives. The yield on such securities may be lower than the yield on lower-rated fixed-income securities. Temporary defensive positions may limit the potential for an increase in the value of the Fund's shares or for the Fund to achieve its investment objectives.

WHEN-ISSUED AND DELAYED DELIVERY SECURITIES AND FORWARD COMMITMENTS -- The purchase or sale of securities on a when-issued basis or on a delayed delivery basis or through a forward commitment involves the purchase or sale of securities by the Fund at an established price with payment and delivery taking place in the future. The Fund enters into these transactions to obtain what is considered an advantageous price to the Fund at the time of entering into the transaction.

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